Exhibit 4.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE CONVERTIBLE PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK MAY BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DRONE AVIATION HOLDING CORP. AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THIS CONVERTIBLE PROMISSORY NOTE MUST BE SURRENDERED TO DRONE AVIATION HOLDING CORP. OR ITS REGISTRAR DESCRIBED HEREIN AS A CONDITION PRECEDENT TO THE SALE OR OTHER TRANSFER.

Drone Aviation Holding Corp.

Secured Convertible Promissory Note Series 2017-08

Due August 2, 2018

$2,000,000.00        Date: August 2, 2017

Registered Holder of this Secured Convertible Promissory Note: Frost Nevada Investments Trust

Drone Aviation Holding Corp., a corporation duly organized and existing under the laws of the State of Nevada (hereinafter referred to as the “Company”), for value received, hereby promises to pay to the registered holder hereof (the “Holder”), the principal sum stated above, or so much as may be outstanding (“Principal Amount”) on August 2, 2018 (the “Maturity Date”), together with interest accrued upon the unpaid principal amount from the date hereof, upon presentation and surrender of this Secured Convertible Promissory Note Series 2017-08 (the “Note”) at the principal corporate office of the Company at 11651 Central Parkway #118, Jacksonville FL 32224, or at such other place as the Company may designate, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Variable Interest Rate. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate the “Index”). If the Index becomes unavailable during the term of this loan, Holder may designate a substitute index after notifying the Company. Holder will tell the Company the current Index rate upon the Company’s request. The interest rate change will not occur more often than each day. Interest on the unpaid principal balance of this Note will be calculated using a rate of 0.250 percentage points over the Index. Note. Under no circumstances will the effective rate of interest on this Note be more than the maximum rate allowed by applicable law. Interest shall accrue on a daily basis on the outstanding principal balance of each advance under this Note from and including the date hereof. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is understanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

1. Advances, Payment and Prepayment.

(a) Revolving Line of Credit. This Note evidence a revolving line of credit. Advances under this Note by Lender may be requested only in writing by the Company until the Maturity Date until such time as the full Principal Amount remains outstanding. Holder will have no obligation to advance funds under this Note if: (A) the Company is in default under the terms of this Note or any agreement that the Company has with Holder, including any agreement made in connection with the signing of this Note; (B) the Company ceases doing business or is insolvent; (E) Holder in good faith believes itself insecure. The Company shall request advances of principal under this Note equal to and at the same time as it requests advances, if any, under that certain Promissory Note dated as of August 2, 2017 from the Company in favor of City National Bank of Florida in the original principal amount of $2,000,000, as the same may be amended, restated, modified or replaced from time to time (the “CNB Note”).

(b) Payments Prior to Maturity. Subject to the provisions set forth in Section 1(d) below, the Company shall make payments of principal under this Note equal to and at the same time as it makes principal payments, if any, under the CNB Note. or convert or repay at PIK, at Holder’s option, same with interest. The Holder, in its sole discretion, may decline one or more, or none at all, prepayment requests by the Company. In that event, the Company shall not be permitted to prepay the principal balance due under this Note until the Maturity Date.

(c) Payment at Maturity; Prepayment. Subject to the terms of this Note, the Company shall pay the outstanding principal amount of this Note and any accrued and unpaid interest on the Maturity Date. Prepayment of all or any portion of this Note may be made at any time without penalty subject to the provisions set forth in Sections 1(b), 1(d) and 1(e). The Company will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 31, 2017, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. If a payment is 10 days or more late, the Company will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

(d) PIK Shares. In the event the Company is obligated to (A) make a principal payment under this Note prior to the Maturity Date as provided for in Section 1(b) or (B) the Company does not prepay this Note in full before the Maturity Date, then in both cases, the Company shall satisfy its obligations to repay the outstanding principal amount of this Note and any accrued and unpaid interest with: (i) cash; (ii) the issuance and delivery to the Holder of whole shares (“PIK Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) at the Conversion Price in accordance with the procedures set forth in Section 2; or (iii) any combination of cash and PIK Shares, as determined by the Holder in its sole discretion.

(e) Payment Notice. The Company shall deliver a written notice (“Payment Notice”) at least ten (10) days before any prepayment, or at least ten (10) days before the Maturity Date if any of the Principal Amount remains outstanding on the tenth (10th) day before the Maturity Date, of its intention to make a prepayment of any part of the Principal Amount or to pay on the Maturity Date by PIK Shares, as the case may be. The Payment Notice shall specify the amount of the prepayment and its allocation between interest and outstanding principal amount, the number of PIK Shares to be issued, if applicable, and the amount of the Company’s obligation that will be satisfied with the payment of cash or readily available funds.

(f) Number and Value of PIK Shares. The PIK Shares issued and delivered upon prepayment of any principal, accrued interest or at maturity shall be equal to the number of shares of Common Stock that could have been purchased for the principal and interest obligation (less any cash paid in combination with the PIK Shares) if the shares were valued at the Conversion Price.

2. Conversion.

(a) Conversion Right. The Holder shall have a right to convert this Note into shares of Common Stock at any time except as otherwise provided herein below. This Note shall not be convertible during the period from ten (10) days after a Payment Notice by the Company to thirty (30) days after the Payment Notice. The number of shares of Common Stock issuable upon any conversion of this Note at any given time shall be quotient of (i) the sum of the outstanding principal amount and the accrued but unpaid interest of this Note divided by (ii) the Conversion Price then in effect in accordance with Section 2(c) (the “Conversion Shares”).

(b) Method of Exercise of Conversion Right. Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Exhibit A (a “Conversion Notice”) before the suspension of the conversion right as specified in Section 2(a). Each Conversion Notice shall specify the amount to be converted, the principal balance of the Note outstanding prior to the conversion, the amount of accrued interest and other amounts due under this Note, the number of shares of Common Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Conversion Notice to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Company is deemed delivered hereunder. The certificate or certificates for Common Stock which shall be issuable on such conversion shall be issued in the name of the Holder. The person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable on such conversion shall be deemed to have become on the Conversion Date the holder or holders of record of the Common Stock represented thereby. As promptly as practicable after the Company’s receipt of a Conversion Notice, the Company shall issue and deliver at such office to the Holder, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. No fractional shares, or scrip representing fractional shares, shall be issued upon any conversion, but in lieu thereof the Company shall pay in cash the fair value of such fractional shares as of the Conversion Date. The issuance of certificates for Common Stock issuable upon the conversion of this Note shall be made without charge to the converting Holder for any tax in respect of the issue thereof.

(c) Conversion Price. For purposes of this Note, the term “Conversion Price” shall mean, with respect to conversion pursuant to Sections 2(a), (b), (c) and (d)(ii), $1.00 subject to adjustment in accordance with Section 2(g).

(d) Fundamental Change.

(i) Definition. For purposes of this Note, a “Fundamental Change” shall be deemed to have occurred if there shall be: (A) any consolidation to which the Company shall be a party, (B) any merger in which the Company shall not survive, (C) any merger in which the Common Stock outstanding immediately prior to such merger shall be exchanged for or converted into any cash, securities or other property, (D) any complete liquidation of the Company, or (E) any partial liquidation of the Company for which the approval of the holders of Common Stock is required or which is involuntary.

(ii) Conditional Conversion Election. In connection with any Fundamental Change, the Holder of this Note shall have the right at any time before such event shall actually occur to make a conditional election (A) to convert all of the outstanding principal amount and accrued and unpaid interest of this Note into Common Stock if such event shall actually be consummated and to participate in such event as if the Holder had held such Common Stock on the date as of which the holders of Common Stock entitled to participate in such event shall be selected but (B) not to convert this Note if such event shall not be consummated. Any conversion of this Note pursuant to any conditional election made pursuant to rights granted in this Section 2(d)(ii) shall be (Y) subject to the same method and mechanics of conversion set forth in Sections 2(a), (b) and (c), including method of determining the number of shares of Common Stock issuable upon any conversion, the method of exercise and the calculation of the Conversion Price, and (Z) deemed to have been converted on the record date (or if there be no record date, the point in time) used to determine the holders of Common Stock entitled to participate in the Fundamental Change or other event giving rise to such conditional election.

(e) Purchase Rights.

(i) If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the holder of this Note shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Note immediately before the date on which a record shall be taken for the grant, issuance or sale of such Purchase Rights or, if no such record shall be taken, the date as of which the record holders of Common Stock shall be determined for the grant, issue or sale of such Purchase Rights.

(ii) Except as provided in Section 2(e)(iii), in addition to the Purchase Rights, if at any time until the earlier to occur of (A) the Maturity Date or (b) the date the Note is earlier repaid or converted, the Company offers, issues or sells any shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock in any offering exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), other than an Exempt Transaction (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement"), the Company will offer the Holder the right to purchase such securities of the Company in compliance with the procedures set forth in Sections 2(e)(iii), (iv) and (v) below.

(iii) The Company shall deliver to the Holder an irrevocable written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with the Holder at least one-hundred percent (100%) of the Offered Securities (the “Subscription Amount”).

(iv) To accept an Offer, in whole or in part, the Holder must deliver a written notice to the Company prior to the end of the fifth (5th) Business Day after the Holder’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of the Subscription Amount that the Holder elects to purchase (the “Notice of Acceptance”). The Company shall have ten (10) business days from the expiration of the Offer Period to complete the Subsequent Placement and in connection therewith to issue and sell the Subscription Amount to the Holder but only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the Holder or less favorable to the Company than those set forth in the Offer Notice.

(v) Notwithstanding anything to the contrary contained herein, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company shall deliver to the Holder a new Offer Notice and the Offer Period shall expire on the fifth (5th) Business Day after the Holder's receipt of such new Offer Notice.

(vi) Sections 2(e)(i) and 2(e)(ii) shall not apply to the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Common Stock issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Note, provided that such securities have not been amended since the date of this Note to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by the Board of Directors, provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (collectively, an “Exempt Transaction”).

(f) Distribution Rights. If at any time the Company makes any distribution pro rata to the record holders of Common Stock in property other than cash (“Distribution Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such distribution rights, the aggregate distribution rights which the Holder would have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Note immediately before the date on which a record shall be taken for the distribution, or, if no such record shall be taken, the date as of which the record holders of Common Stock shall be determined for the distribution.

(g) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted to equal the product obtained by multiplying the then-current Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

3. Representations, Warranties and Covenants of the Company.

(a) Information Rights. The Company shall deliver to the Holder promptly after mailing, copies of all notices or other written communications to the shareholders of the Company. The Company shall file with the Securities and Exchange Commission all periodic reports and other filings as required under the federal securities laws, and if not so required, the Company shall file, as a voluntary filer, from the date hereof to the Maturity Date all applicable Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

(b) Reservation of Shares. The Company agrees to reserve from its authorized and unissued Common Stock, until this Note shall be paid in full or fully converted, shares of Common Stock in a number which at any given time shall be equal to all of the number of shares which may be issuable on the conversion of this Note.

(c) Common Stock. The Company hereby represents and warrants that all shares of Common Stock which may be issued upon the conversion or as PIK Shares shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances.

(d)  Collateral. The Company acknowledges this Note is secured by a security interest in favor of the Holder in all of the accounts, inventory and assets of the Company, whether now owned or existing or hereafter acquired or arising, wheresoever located, together with any and all proceeds and/or products thereof (the “Collateral”). The Collateral shall be subject to and subordinate to the security interests of City National Bank of Florida granted by the Company as provided for in the CNB Note.

4. Representations, Warranties and Covenants of the Holder.

The Holder, by purchasing this Note, represents, warrants and covenants as follows:

(a) Private Offering. This Note and any Common Stock issuable upon conversion of, or as PIK Shares as payment of, this Note (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. The Holder acknowledges that the Securities are not registered under the Securities Act or qualified under applicable state securities laws under an exemption from the registration thereof and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

(b) Reliance on Exemptions. The Holder understands that this Note is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Note.

(c) Legends. The Holder understands that until such time as the Note and, upon conversion of the Note in accordance with its respective terms, the Conversion Shares, have been registered under the Securities Act or may be sold pursuant to Rule 144, Rule 144A under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Conversion Shares):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue a certificate for the applicable shares of Common Stock without such legend to the holder of any security upon which it is stamped or (as requested by such holder) issue the applicable shares of Common Stock to such holder if, unless otherwise required by applicable state securities laws, (a) such Security is registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Rule 144A without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) the Company or the Holder provides an opinion of legal counsel in a form reasonably satisfactory to the Company to the effect that a public sale or transfer of the Conversion Shares may be made without registration under the Securities Act.

5. Remedies.

(a) Events of Default. Each of the following shall constitute an event of default (“Event of Default”) under the Note:

i.	Payment Default. The Company fails to make any payment when due under this Note:

ii.	Other Defaults. The Company fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between the Holder and the Company.

iii.	Default in Favor of Third Parties. Borrow defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of the Company's property or the Company’s ability to repay this Note or perform the Company's obligations under this Note or any of the related documents, including but not limited to the Company’s obligations under the CNB Note.

iv.	False Statements. Any warranty, representation or statement made or furnished to the Holder by the Company or on the Company's behalf or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

v.	Insolvency. The dissolution or termination of the Company's existence as a going business, the insolvency of the Company, the appointment of a receiver for any part of the Company's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company.

vi.	Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of the Company or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of the Company's accounts, including deposit accounts, with the Holder. However, this Event of Default shall not apply if there is a good faith dispute by the Company as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if the Company gives the Holder written notice of the creditor or forfeiture proceeding and deposits with the Holder monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by the Holder, in its sole discretion, as being an adequate reserve or bond for the dispute.

vii.	Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

viii.	Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted or implemented, that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral, as specified in the related documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

ix.	Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all of or any portion of the Collateral.

x.	Judgment. Unless adequately covered by insurance in the opinion of the Holder, the entry of a final judgement for the payment of money involving more than $10,000.00 against the Company and the failure by the Company to discharge the same, or cause it to be discharged, or bonded off to the Holder’s satisfaction, within thirty (30) days from the date of the order, decree of process under which or pursuant to which such judgement was entered.

xi.	Event Affecting Guarantor. Any of the proceeding events occurs with respects to any guarantor of the CNB Note, or any other guarantor, endorser, surety, of accommodation party of any of the indebtedness or Guarantor, or any other guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by the CNB Note.

xii.	Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of the Company.

xiii.	Adverse Change. A material adverse change occurs in the Company’s financial condition, or the Holder believes the prospect of payment or performance of this Note is impaired.

xiv.	Insecurity. The Holder in good faith believes itself insecure.

xv.	Cure Provisions. In any default in payment, is curable and if the Company has not been given notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if the Company, after the Holder sends written notice to the Company demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiated steps which the Holder deems in the Holder’s sole discretion to be sufficient to cute the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

(b) Acceleration of Maturity. Whenever an Event of Default exists, the Holder may declare the outstanding principal amount and accrued and unpaid interest of this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and accrued and unpaid interest shall become immediately due and payable without notice of default (except as otherwise required herein), presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. All persons now or at any time liable for payment of this Note hereby waive presentment, protest, notice of protest and dishonor.

(c) Unconditional Right of Holder to Receive Principal and Interest. Notwithstanding any other provision in this Note, the Holder shall have the right which is absolute and unconditional to receive payment of outstanding principal amount and accrued and unpaid interest of this Note on maturity and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of the Holder.

(d) Rights and Remedies Cumulative; Governing Law. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment or any other appropriate right or remedy.

(e) Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein. Every right and remedy given by this Note or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

(f) Attorneys’ Fees; Expenses. Holder may hire or pay someone else to help collect this Note if the Company does not pay. The Company will pay Holders the amount of these costs and expenses, which includes, subject any limits under applicable law, Holder’s reasonable attorneys’ fees and Holder’s legal expenses whether or not there is a lawsuit including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, the Company also will pay any court costs, in addition to all other sums provided by law.

7. General.

(a) Registration, Transfer and Exchange. The Company shall cause to be kept at its principal corporate office a register (herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of this Note and of transfers of this Note. The Secretary of the Company is hereby appointed “Note Registrar” for the purpose of registering this Note in the Note Register and transfers of this Note as herein provided. Upon surrender for transfer of any part of this Note to the Note Registrar at the principal corporate office of the Company, which transfer complies with all applicable securities laws, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new convertible promissory notes of any authorized denominations, of a like aggregate principal amount. A convertible promissory note issued upon any transfer or exchange of this Note shall be a valid obligation of the Company, evidencing the same debt, and entitled to the same benefits as this Note. The Holder understands that: (i) this Note has not been registered under the Securities Act or any other federal or state law governing the issuance or transfer of securities (which are herein collectively called the “securities laws”), (ii) the securities laws impose substantial restrictions upon the transfer of any interest in this Note, and (iii) the Company is not obligated to register this Note or the securities acquired upon conversion of this Note under the securities laws or otherwise take any action to facilitate or make possible any transfer of any interest in this Note. No service charge shall be made for the transfer or exchange of this Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange of this Note and the Company’s costs and expenses incurred in connection therewith.

(b) Mutilated, Destroyed, Lost and Stolen Notes. If (i) any mutilated Note is surrendered to the Company and the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Company such security or indemnity as may be required by the Company to save the Company harmless, then the Company shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note. Upon the issuance of any new Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new Note issued pursuant to this section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits hereof equally and proportionately with any and all other Notes duly issued. The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

(c) Payment of Interest; Interest Rights Preserved. Interest on this Note shall be paid to the person in whose name this Note (or one or more predecessor Note) is registered at the close of business on the business day immediately prior to such payment date.

(d) Persons Deemed Owners. The Company, and any agent of the Company, may treat the person in whose name this Note is registered as the owner of this Note for the purpose of receiving payment of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

(e) Cancellation. This Note, when surrendered for payment, redemption, transfer, exchange or conversion shall be delivered to the Note Registrar for cancellation. The Company may at any time deliver to the Note Registrar for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Note Registrar. No Notes shall be issued in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted. All cancelled Notes held by the Note Registrar shall be disposed of as directed by the Company.

8. Governing Law; Dispute Resolution.

Except for the mandatory forum selection provision in the following sentence, this Note shall be delivered, accepted and shall be deemed to be a contract made under and governed by and construed in accordance with the laws of the State of Florida and for all purposes shall be construed in accordance with the laws of Florida, without giving effect to its principles regarding conflicts of law. With respect to any suit, action, or proceeding relating to any offer, purchase, or sale of this Note (“Proceedings”), the Holder and the Company irrevocably submit to the jurisdiction of the federal or state courts located in Miami-Dade County, Florida, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings. The Holder and the Company acknowledge and agree that any dispute concerning this Note, including the issue of whether the dispute is subject to arbitration, will be resolved by arbitration in Miami-Dade County, Florida, under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator selected by the Holder from the AAA’s panel of arbitrators.

9. Usury Savings Clause.

Notwithstanding any provision in this Note to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

[Remainder of Page Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the signature of its Chief Financial Officer.

Drone Aviation Holding Corp.

By:
Kendall W. Carpenter
Chief Financial Officer

Dated: August 2, 2017

Signature Page to Convertible Promissory Note

Exhibit A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert promissory NOTE)

The undersigned hereby elects to convert $[____________] principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Drone Aviation Holding Corp., a Nevada corporation (the “Company”) according to the conditions of the Secured Convertible Promissory Note Series 2017-08 of the Company dated as of August 2, 2017 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Balance of Principal Amount of the Note prior to Conversion: _______________
Principal Amount of Note to be Converted: ________________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Balance of Principal Amount of Note subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title: